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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 5)*


                                   Agco Corp.
                                (Name of Issuer)

                          COMMON STOCK, $.10 PAR VALUE
                         (Title of Class of Securities)

                                    001084102
                                 (CUSIP Number)


                                February 28, 2003
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                      [x] Rule 13d-1(b)
                                      [ ] Rule 13d-1(c)
                                      [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 001084102               13G                         Page 2 of 10 pages

1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Forstmann-Leff Associates, LLC
      52-2169043

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                (a) [ ]

                                                (b) [ ]

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

                        5  SOLE VOTING POWER
       NUMBER OF
         SHARES            1,817,459 shares
      BENEFICIALLY
        OWNED BY        6  SHARED VOTING POWER
          EACH
        REPORTING          3,747,517 shares
         PERSON
          WITH
                        7  SOLE DISPOSITIVE POWER

                           2,729,749 shares

                        8  SHARED DISPOSITIVE POWER

                           4,881,917 shares

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,611,666 shares (includes shares beneficially owned by FLA Asset Management, LLC, FLA Advisers L.L.C., Peconic Partners LLC and Forstmann-Leff International, LLC)

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                   [ ]

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      10.2%

12    TYPE OF REPORTING PERSON
      IA, OO


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CUSIP NO. 001084102               13G                         Page 3 of 10 pages

1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FLA Asset Management, LLC
      52-2169045

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                (a) [ ]

                                                (b) [ ]

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

                        5  SOLE VOTING POWER
       NUMBER OF
         SHARES            None
      BENEFICIALLY
        OWNED BY        6  SHARED VOTING POWER
          EACH
        REPORTING          1,246,492 shares
         PERSON
          WITH
                        7  SOLE DISPOSITIVE POWER

                           None

                        8  SHARED DISPOSITIVE POWER

                           2,363,542 shares

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,363,542 shares

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      3.2%

12    TYPE OF REPORTING PERSON
      IA, OO


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CUSIP NO. 001084102               13G                         Page 4 of 10 pages

1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FLA Advisers L.L.C.
      13-3942422

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                (a) [ ]

                                                (b) [ ]

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      New York

                        5  SOLE VOTING POWER
       NUMBER OF
         SHARES            None
      BENEFICIALLY
        OWNED BY        6  SHARED VOTING POWER
          EACH
        REPORTING          2,389,325 shares
         PERSON
          WITH
                        7  SOLE DISPOSITIVE POWER

                           None

                        8  SHARED DISPOSITIVE POWER

                           2,389,325 shares

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,389,325 shares (includes shares beneficially owned by Peconic Partners
      LLC)

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      3.2%

12    TYPE OF REPORTING PERSON
      IA, OO


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CUSIP NO. 001084102               13G                        Page 5 of 10 pages

1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Peconic Partners LLC
      13-4096659

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                (a) [ ]

                                                (b) [ ]

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

                         5  SOLE VOTING POWER
        NUMBER OF
          SHARES            None
       BENEFICIALLY
         OWNED BY        6  SHARED VOTING POWER
           EACH
         REPORTING          54,000 shares
          PERSON
           WITH
                         7  SOLE DISPOSITIVE POWER

                            None

                         8  SHARED DISPOSITIVE POWER

                            54,000 shares

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      54,000 shares

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.07%

12    TYPE OF REPORTING PERSON
      IA, OO


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CUSIP NO. 001084102               13G                        Page 6 of 10 pages

1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Forstmann-Leff International, LLC
      52-2169041

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                (a) [ ]

                                                (b) [ ]

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

                         5  SOLE VOTING POWER
        NUMBER OF
          SHARES            None
       BENEFICIALLY
         OWNED BY        6  SHARED VOTING POWER
           EACH
         REPORTING          111,700 shares
          PERSON
           WITH
                         7  SOLE DISPOSITIVE POWER

                            None

                         8  SHARED DISPOSITIVE POWER

                            129,050 shares

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      129,050 shares

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.2%

12    TYPE OF REPORTING PERSON
      IA, OO

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                                                              Page 7 of 10 pages

Item 1(a) NAME OF ISSUER:

          Agco Corp.

Item 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          4205 River Green Parkway
          Duluth, GA 30096

Item 2(a) NAME OF PERSON FILING:

          See Item 1 of the cover pages attached hereto

Item 2(b) Address of Principal Business Office, or if none, residence:

          590 Madison Avenue
          New York, New York  10022

Item 2(c) CITIZENSHIP:

          See Item 4 of the cover pages attached hereto

Item 2(d) TITLE OF CLASS OF SECURITIES:

          Common Stock, $.10 par value

Item 2(e) CUSIP NUMBER:

          001084102

Item 3 Forstmann-Leff Associates, LLC, a Delaware limited liability company, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (the "Act"). FLA Asset Management, LLC, a Delaware limited liability company, is a registered investment adviser under the Act and a subsidiary of Forstmann-Leff Associates, LLC. FLA Advisers L.L.C., a New York limited liability company, is a registered investment adviser under the Act. Peconic Partners LLC, a Delaware limited liability company, is a registered investment adviser under the Act and a subsidiary of FLA Advisers L.L.C. Forstmann-Leff International, LLC, a Delaware limited liability company, is a registered investment adviser under the Act. The members of Forstmann-Leff Associates, LLC's Investment Committee are the members of Forstmann-Leff International, LLC's Investment Committee and the managers of FLA Advisers L.L.C.


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                                                              Page 8 of 10 pages

Item 4         OWNERSHIP:

         (a)   Amount beneficially owned:
               See Item 9 of the cover pages attached hereto

         (b)   Percent of Class:
               See Item 11 of the cover pages attached hereto

         (c)   See Items 5 through 8 of the cover pages attached hereto

Item 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable

Item 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Various clients of the reporting persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Agco Corp. No one client's interest in the Common Stock of Agco Corp. is more than five percent of the total outstanding Common Stock.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not Applicable

Item 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not Applicable

Item 9         NOTICE OF DISSOLUTION OF GROUP:

               Not Applicable

Item 10        CERTIFICATION:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                              Page 9 of 10 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 7, 2003

                                           FORSTMANN-LEFF ASSOCIATES, LLC


                                           By: /s/ Joseph Sullivan
                                           Chief Operating Officer


                                           FLA ASSET MANAGEMENT, LLC


                                           By: Forstmann-Leff Associates, LLC,
                                           its Sole Member


                                           By: /s/ Joseph Sullivan
                                           Chief Operating Officer


                                           FLA ADVISERS L.L.C.


                                           By: /s/ Joseph Sullivan
                                           Chief Operating Officer


                                           PECONIC PARTNERS LLC


                                           By: /s/ Joseph Sullivan
                                           Chief Operating Officer


                                           FORSTMANN-LEFF INTERNATIONAL, LLC


                                           By: /s/ Joseph Sullivan
                                           Chief Operating Officer


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                                                             Page 10 of 10 pages

                                                                       Exhibit A

                                    AGREEMENT

         The undersigned, Forstmann-Leff Associates, LLC, FLA Asset Management, LLC, FLA Advisers L.L.C., Peconic Partners LLC and Forstmann-Leff International, LLC, agree that the statement to which this exhibit is appended is filed on behalf of each of them.


March 7, 2003

                                            FORSTMANN-LEFF ASSOCIATES, LLC


                                            By: /s/ Joseph Sullivan
                                            Chief Operating Officer


                                            FLA ASSET MANAGEMENT, LLC


                                            By: Forstmann-Leff Associates, LLC,
                                                its Sole Member


                                            By: /s/ Joseph Sullivan
                                            Chief Operating Officer


                                            FLA ADVISERS L.L.C.


                                            By: /s/ Joseph Sullivan
                                            Chief Operating Officer


                                            PECONIC PARTNERS LLC


                                            By: /s/ Joseph Sullivan
                                            Chief Operating Officer


                                            FORSTMANN-LEFF INTERNATIONAL, LLC


                                            By: /s/ Joseph Sullivan
                                            Chief Operating Officer